Exhibit 99.1
Unaudited Pro Forma Financial Information
The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2005 has been prepared as if the sale of the Contributed Properties (as described in Item 1.01 of this Current report on Form 8-K) occurred on September 30, 2005. The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2004 and Nine Months Ended September 30, 2005, respectively, have been prepared as if the sale of the Contributed Properties occurred on January 1, 2004. In accordance with pro forma accounting rules, no gain or loss from the actual divestment is reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations.
The unaudited pro forma financial information was prepared in accordance with Article 11 of the United States Securities and Exchange Commission Regulation S-X. The historical pro forma financial information as of September 30, 2005 and for the nine months ended September 30, 2005 was derived from the financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. The historical pro forma financial information for the year ended December 31, 2004 was derived from the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The unaudited pro forma financial information should be read in conjunction with these reports. The unaudited pro forma financial information and the related notes are provided for information purposes only and do not purport to be indicative of the results which would have been obtained by Arch Coal, Inc. had the Contributed Properties been sold on the dates indicated or which may be expected to occur in the future. The operating results of the Contributed Properties for the nine months ended September 30, 2005 and year ended December 31, 2004 represent the revenues and directly related expenses only of the sales contracts and related operations of the Contributed Properties and do not purport to represent all the costs, expenses and results associated with a stand-alone, separate company.

Arch Coal, Inc. and Subsidiaries
Unaudited Pro-Forma Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2005
	Arch Coal, Inc	Sale of Contributed
	Historical	Properties (1)	Pro-Forma

Assets
Current assets
Cash and cash equivalents	$227,428	$(27)	$227,401
Trade receivables	252,031	(55,089)	196,942
Other receivables	30,377	(5,309)	25,068
Inventories	142,012	(25,392)	116,620
Other	42,631	(12,257)	30,374

Total current assets	694,479	(98,074)	596,405

Property, plant and equipment, net	2,117,463	(307,551)	1,809,912

Other assets	533,960	(3,595)	530,365

Total assets	$3,345,902	$(409,220)	$2,936,682

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$183,526	$(24,234)	$159,292
Accrued expenses	213,009	(51,687)	161,322
Current portion of debt	3,124	—	3,124

Total current liabilities	399,659	(75,921)	323,738
Long-term debt	972,875	—	972,875
Accrued postretirement benefits other than pension	402,073	(345,306)	56,767
Asset retirement obligations	184,538	(30,165)	154,373
Workers’ compensation	74,698	(28,932)	45,766
Other noncurrent liabilities	144,055	(15,675)	128,380

Total liabilities	2,177,898	(495,999)	1,681,899

Stockholders’ equity
Preferred stock	29	—	29
Common stock	647	—	647
Paid-in capital	1,343,082	—	1,343,082
Retained deficit	(157,979)	86,779	(71,200)
Unearned compensation	(3,140)	—	(3,140)
Treasury stock, at cost	(1,190)	—	(1,190)
Accumulated other comprehensive loss	(13,445)	—	(13,445)

Total stockholders’ equity	1,168,004	86,779	1,254,783

Total liabilities and stockholders’ equity	$3,345,902	$(409,220)	$2,936,682

(1)	To reflect the removal of account balances associated with the Contributed Properties.

Arch Coal, Inc. and Subsidiaries
Unaudited Pro-Forma Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended
	December 31, 2004
	Arch Coal, Inc.	Sale of Contributed
	Historical	Properties (1)	Pro-Forma
Revenues
Coal sales	$1,907,168	$(386,150)	$1,521,018

Costs and expenses
Cost of coal sales	1,638,284	(358,524)	1,279,760
Depreciation, depletion and amortization	166,322	(32,849)	133,473
Selling, general and administrative expenses	52,842	—	52,842
Long-term incentive compensation expense	5,495	—	5,495
Other expenses	35,758	(900)	34,858

	1,898,701	(392,273)	1,506,428

Other operating income
Income from equity investments	10,828	—	10,828
Gain on sale of units of Natural Resource Partners, LP	91,268	—	91,268
Other operating income	67,483	(2,850)	64,633

	169,579	(2,850)	166,729

Income from operations	178,046	3,273	181,319

Interest expense, net:
Interest expense	(62,634)	—	(62,634)
Interest income	6,130	—	6,130

	(56,504)	—	(56,504)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(9,010)	—	(9,010)
Other non-operating income (expense)	1,044	—	1,044

	(7,966)	—	(7,966)

Income before income taxes	113,576	3,273	116,849
(Benefit from) provision for income taxes	(130)	4	(126)

Net income	113,706	3,269	116,975
Preferred stock dividends	(7,187)	—	(7,187)

Net income available to common shareholders	$106,519	$3,269	$109,788

Earnings per common share
Basic earnings per common share	$1.91		$1.97
Diluted earnings per common share	$1.78		$1.83

(1)	To reflect the removal of the Contributed Properties’ results of operations.

Arch Coal, Inc. and Subsidiaries
Unaudited Pro-Forma Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Nine Months Ended
	September 30, 2005
	Arch Coal, Inc.	Sale of Contributed
	Historical	Properties (1)	Pro-Forma
Revenues
Coal sales	$1,888,978	$(275,861)	$1,613,117

Costs and expenses
Cost of coal sales	1,608,439	(254,606)	1,353,833
Depreciation, depletion and amortization	160,887	(25,031)	135,856
Selling, general and administrative expenses	60,540	—	60,540
Other expenses	40,695	(632)	40,063

	1,870,561	(280,269)	1,590,292

Other operating income
Income from equity investments	—	—	—
Gain on sale of units of Natural Resource Partners, LP	—	—	—
Other operating income	63,206	(2,371)	60,835

	63,206	(2,371)	60,835

Income from operations	81,623	2,037	83,660

Interest expense, net:
Interest expense	(55,454)	—	(55,454)
Interest income	5,635	—	5,635

	(49,819)	—	(49,819)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(6,082)	—	(6,082)
Other non-operating income (expense)	(1,497)	—	(1,497)

	(7,579)	—	(7,579)

Income before income taxes	24,225	2,037	26,262
(Benefit from) provision for income taxes	(4,750)	399	(4,351)

Net income	28,975	1,638	30,613
Preferred stock dividends	(5,391)	—	(5,391)

Net income available to common shareholders	$23,584	$1,638	$25,222

Earnings per common share
Basic earnings per common share	$0.37		$0.40
Diluted earnings per common share	$0.37		$0.40

(1)	To reflect the removal of the Contributed Properties’ results of operations

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